Exhibit 99.1

RAVEN INDUSTRIES, INC.	NASDAQ: RAVN	SIOUX FALLS, SD	RAVENIND.COM

Raven Industries Reports Second Quarter Fiscal 2016 Results

Sioux Falls, S.D.-August 20, 2015-Raven Industries, Inc. (NASDAQ: RAVN) today reported financial results for the second quarter that ended July 31, 2015.

Noteworthy Items:

•	Challenging end-market conditions persisted and particularly impacted Applied Technology and Engineered Films sales development in the second quarter;

•	Awarded a $6 million aerostat contract by the Department of Defense during the quarter for the delivery of two full systems and support this fiscal year;

•	Cost savings from the Company’s previously announced restructuring, together with ongoing cost controls and attrition management, are materially reducing overall cost structure;

•	Reduced net working capital levels by approximately $8 million versus the first quarter, driven principally by lower inventory levels and accounts receivable;

•	Repurchased an additional 400 thousand shares during the quarter, bringing the total shares repurchased year-to-date to 550 thousand shares (equivalent to approximately $11 million);

•	Sold the vacant, non-strategic Huron, South Dakota facility during the quarter.

Second Quarter Results:
Net sales for the second quarter of 2016 were $67.5 million, down 28.5 percent versus the second quarter of 2015. Excluding sales from contract manufacturing, second quarter net sales were $66.0 million, down 25.3 percent versus the second quarter of 20151.

Operating income for the second quarter of 2016 was $6.4 million, down $4.3 million or 39.9 percent versus the second quarter of 2015. The decline was principally due to lower sales volumes in all three divisions, partially offset by lower corporate spending. The challenging end-market conditions continued in the second quarter for both Applied Technology and Engineered Films.

Net income for the second quarter of 2016 was $4.2 million, or $0.11 per diluted share, versus net income of $7.7 million, or $0.21 per diluted share, in last year's second quarter.

Balance Sheet and Cash Flow:
At the end of the second quarter of 2016, cash and cash equivalents totaled $47.6 million, flat with the previous quarter. Net working capital as a percentage of annualized sales decreased from 33.8 percent in

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Raven Industries Second Quarter 2016 Results
August 20, 2015

the first quarter to 32.2 percent in the second quarter2. Lower accounts receivable and inventory levels drove the reduction in net working capital sequentially. Cash flow from operations was $14.4 million in the second quarter versus $12.9 million in the previous year’s second quarter. The increase in cash flow from operations was primarily due to more favorable working capital developments. Capital expenditures were $2.3 million in this year’s second quarter, down approximately $2.1 million versus the second quarter of 2015. The Company continues to expect capital expenditures for the year to be between $13 and $15 million.

Engineered Films Division Second Quarter Results:
Net sales for Engineered Films were $35.8 million, down 15.4 percent year-over-year. The decline in sales was driven primarily by the continuation of the substantial decline in energy market demand as a result of lower oil prices and drilling activities year-over-year. Energy-related sales declined approximately 75 percent in the second quarter, in-line sequentially with the 75 percent decline realized in the first quarter. The remaining markets, in aggregate, were up versus second quarter of last year, driven by the acquisition of Integra Plastics (Integra) and strong sales growth in the agricultural market.

Operating income was $5.4 million, down $0.5 million or 7.8 percent versus the second quarter of 2015. The decline in operating income was driven primarily by markedly lower sales into the energy market, partially offset by cost control measures implemented in the first quarter and the benefit of the Integra acquisition. Despite lower sales volume and reducing inventory levels by more than $3 million, operating margin expanded by 130 basis points sequentially. Sustained efforts around value engineering and cost controls, combined with favorable raw material costs, drove the improvement in margin.

“At the beginning of the quarter we were cautiously optimistic for the second half of the year as oil prices per barrel started to recover and held at the $60-level for a few months. However, in July these gains were given up and the market began testing new lows. It is looking more and more likely that an improvement in energy market demand will be delayed until sometime next year, with a strong rebound probably a few years out,” said Dan Rykhus, president and CEO. “Although this creates a topline challenge for the division, our other markets, in aggregate, are growing. We continue to invest in and develop new capabilities in the markets we serve and we are realigning internal resources to grow these markets, particularly agriculture, industrial, and construction, at a faster pace.”

Applied Technology Division Second Quarter Results:
Net sales for Applied Technology in the second quarter of 2016 were $20.4 million, down 43.7 percent versus the second quarter of 2015. Notably lower end-market demand conditions continue to impact the sales development of the division. Sales to OEM’s and the aftermarket declined by approximately 50 percent and 35 percent, respectively, in the second quarter.

Operating income was $4.0 million, down $4.8 million or 54.2 percent versus the second quarter of 2015. The decline was mostly due to significantly lower sales volume year-over-year. Although restructuring efforts and cost containment actions are reducing expenses as planned, reduced leverage of fixed manufacturing costs due to seasonally lower sales in the second quarter drove division profit margins lower sequentially. Conversely, operating margin is expected to benefit from increased fixed cost leverage as sales volumes increase in the future.

According to Rykhus, “As we expected, the market dynamics in the second quarter were little changed versus what we experienced in the first quarter. While corn prices climbed to a one-year high during the

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Raven Industries Second Quarter 2016 Results
August 20, 2015

quarter, it was short-lived and not sustained. Unfortunately, it will take time for the market to return to a more balanced and stable demand profile where growth in precision agriculture markets can resume.”

Aerostar Division Second Quarter Results:
Net sales for Aerostar for the second quarter of 2016 were $11.3 million, down 41.2 percent versus the second quarter of 2015. Excluding sales from contract manufacturing, second quarter net sales were $9.8 million, down $1.6 million or 14.3 percent versus the second quarter of 20151.

Operating income was $1.3 million versus $1.6 million in the second quarter of 2015 and operating margin was up 310 basis points year-over-year. The reduction in contract manufacturing business together with cost containment actions and higher aerostat sales relative to the prior year drove the margin improvement year-over-year. Although operating income for the division was down $0.3M year-over-year on a reported basis, excluding the impact of contract manufacturing, operating income increased significantly.

Said Rykhus, “The second quarter for Aerostar developed generally as we anticipated. We had a key contract win for two aerostat systems and we continued to enhance our balloon capabilities for Google’s Project Loon. Although Vista radar sales were below the prior year, we are pleased with the program pipeline the Vista team continues to build. While the ultimate timing for Loon and Vista programs is not certain, the long-term break-out potential of both are intact. Consequently, we remain intently focused on successfully executing our strategy regarding these opportunities.”

Fiscal 2016 Outlook:

“Market conditions in Engineered Films and Applied Technology continued to remain challenging in the second quarter. Although we were cautiously optimistic for improved end-market conditions later in the year for both divisions, this is unlikely to occur based on what we are seeing in the marketplace today,” said Rykhus.

“I am proud of the organization and how we have rallied to face the challenges these commodity cycles have created. While these conditions are expected to persist longer than we previously anticipated, we are steadfast in our focus on protecting our core business and creating sustainable long-term growth and we are prepared for the challenge. Key growth initiatives in each division continue to be funded and resourced. In Engineered Films, we are in the final stages of installing a new cast line that will enable us to provide industry disrupting technology to the industrial market. In Applied Technology we have recently introduced our new Hawkeye sprayer control system and the initial feedback has been exceptionally strong. Lastly, in Aerostar the breakout potential of Project Loon and Vista Research are intact and we continue to realize meaningful progress,” added Rykhus.

“We are pleased that we took swift action earlier in the year to adjust our cost structure and help protect operating margins. We have continued to manage expenses very closely throughout the year given the uncertainties we face and we will continue to be vigilant on expenses while continuing to invest for the future through R&D and strategic capital projects. We are prepared to endure these challenging end-market conditions and will continue to focus on what is in our direct control,” concluded Rykhus.

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Raven Industries Second Quarter 2016 Results
August 20, 2015

Regulation G:
The information presented in this earnings release regarding net sales excluding contract manufacturing sales and earnings before interest, taxes, depreciation, and amortization (EBITDA) do not conform to generally accepted accounting principles (GAAP) and should not be construed as an alternative to the reported results determined in accordance with GAAP. Management has included this non-GAAP information to assist in understanding the operating performance of the Company and its operating segments as well as the comparability of results. The non-GAAP information provided may not be consistent with the methodologies used by other companies. All non-GAAP information is reconciled with reported GAAP results in the tables below.

Conference Call Information:
The Company will host an investor conference call to discuss second quarter fiscal 2016 results today, Thursday, August 20, 2015 at 9:00 a.m. Central Time (10:00 a.m. Eastern Time). The conference call audio will be available to all interested parties via a simultaneous webcast that can be accessed at www.RavenInd.com under the Investor Relations section. Analysts and investors are invited to join the conference call by dialing: 1-866-393-0676. The event is scheduled to last one hour. For those unable to listen live, an audio replay of the event along with the accompanying presentation will be archived on the Company's website.

About Raven Industries, Inc.:
Since 1956, Raven Industries has designed and manufactured high-quality, high-value technical products. Raven is publicly traded on NASDAQ (RAVN) and has earned an international reputation for innovation, product quality, high performance, and unmatched service. Raven’s purpose is to solve great challenges in areas of safety, feeding the world, energy independence and resource preservation. To realize this purpose, we utilize our strengths in engineering, manufacturing and technological innovation to serve the precision agriculture, high performance specialty films, aerospace and situational awareness markets. Visit www.RavenInd.com for more information.

Forward-Looking Statements:
This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the expectations, beliefs, intentions or strategies regarding the future. Without limiting the foregoing, the words “anticipates,” “believes,” “expects,” “intends,” “may,” “plans,” and similar expressions are intended to identify forward-looking statements. The Company intends that all forward-looking statements be subject to the safe harbor provisions of the Private Securities Litigation Reform Act. Although management believes that the expectations reflected in forward-looking statements are based on reasonable assumptions, there is no assurance these assumptions are correct or that these expectations will be achieved. Assumptions involve important risks and uncertainties that could significantly affect results in the future. These risks and uncertainties include, but are not limited to, those relating to weather conditions and commodity prices, which could affect sales and profitability in some of the Company’s primary markets, such as agriculture, construction and energy; or changes in competition, raw material availability, technology or relationships with the Company’s largest customers, risks and uncertainties relating to development of new technologies to satisfy customer requirements, possible development of competitive technologies, ability to scale production of new products without negatively impacting quality and cost, and ability to finance investment and working capital needs for new development projects, as well as other risks described in the Company’s 10-K under Item 1A. This list is

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Raven Industries Second Quarter 2016 Results
August 20, 2015

not exhaustive, and the Company does not have an obligation to revise any forward-looking statements to reflect events or circumstances after the date these statements are made.

1.
Net sales excluding contract manufacturing sales is a non-GAAP financial measure and excludes sales generated from contract manufacturing activities. Net sales excluding contract manufacturing sales is reconciled in the accompanying Regulation G tables.

2.
Net working capital is a defined as accounts receivable (net) plus inventories less accounts payable. Net working capital percentage is defined as net working capital divided by four times quarterly sales.

3.
EBITDA is a non-GAAP financial measure defined on a consolidated basis as net income attributable to Raven Industries, Inc., plus income taxes, plus depreciation expense, plus amortization expense, plus interest expense (net). On a segment basis it is defined as operating income, plus depreciation expense, plus amortization expense. EBITDA margin is defined as EBITDA divided by net sales. EBITDA is reconciled in the accompanying Regulation G tables.

Contact Information:
Shaylee Healy, Director of Investor Relations
Raven Industries, Inc.
605-331-0371
Shaylee.Healy@ravenind.com

Source: Raven Industries

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Raven Industries Second Quarter 2016 Results
August 20, 2015

RAVEN INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Dollars and shares in thousands, except earnings per share) (Unaudited)

	Three Months Ended July 31,			Six Months Ended July 31,
	2015	2014	Fav (Un)Change	2015	2014	Fav (Un) Change
Net sales	$67,518	$94,485	(28.5)%	$137,791	$196,995	(30.1)%
Cost of goods sold	49,660	68,827		99,574	139,571
Gross profit	17,858	25,658	(30.4)%	38,217	57,424	(33.4)%
Gross profit percentage	26.4%	27.2%		27.7%	29.1%

Research and development expenses	3,216	4,385		6,752	9,357
Selling, general and administrative expenses	8,213	10,577		17,822	20,839
Operating income	6,429	10,696	(39.9)%	13,643	27,228	(49.9)%
Operating income percentage	9.5%	11.3%		9.9%	13.8%

Other (expense), net	(266)	(59)		(310)	(138)
Income before income taxes	6,163	10,637	(42.1)%	13,333	27,090	(50.8)%

Income taxes	1,942	2,890		4,251	8,309
Net income	4,221	7,747	(45.5)%	9,082	18,781	(51.6)%

Net income attributable to the noncontrolling interest	30	28		36	24

Net income attributable to Raven Industries	$4,191	$7,719	(45.7)%	$9,046	$18,757	(51.8)%

Net income per common share:
- basic	$0.11	$0.21	(47.6)%	$0.24	$0.51	(52.9)%
- diluted	$0.11	$0.21	(47.6)%	$0.24	$0.51	(52.9)%

Weighted average common shares:
- basic	37,751	36,531		37,911	36,514
- diluted	37,828	36,735		37,991	36,728

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Raven Industries Second Quarter 2016 Results
August 20, 2015

RAVEN INDUSTRIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands) (Unaudited)

	July 31	January 31	July 31
	2015	2015	2014
ASSETS
Cash, cash equivalents and short-term investments	$47,552	$52,199	$62,411
Accounts receivable, net	39,889	56,576	52,453
Inventories	54,066	55,152	51,256
Other current assets	7,347	7,052	9,157
Total current assets	148,854	170,979	175,277

Property, plant and equipment, net	118,291	117,513	97,806
Goodwill and amortizable intangibles, net	69,346	70,638	25,420
Other assets, net	4,139	3,743	13,372
Total Assets	$340,630	$362,873	$311,875

LIABILITIES AND SHAREHOLDERS' EQUITY
Accounts payable	$6,958	$11,545	$9,483
Accrued and other liabilities	15,092	20,298	16,973
Total current liabilities	22,050	31,843	26,456

Other liabilities	24,244	25,793	21,138
Shareholders' equity	294,336	305,237	264,281
Total Liabilities and Shareholders' Equity	$340,630	$362,873	$311,875

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Raven Industries Second Quarter 2016 Results
August 20, 2015

RAVEN INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands) (Unaudited)

	Six Months Ended July 31,
	2015	2014
Cash flows from operating activities:
Net income	$9,082	$18,781
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	8,782	8,373
Other operating activities, net	5,837	3,884
Net cash provided by operating activities	23,701	31,038

Cash flows from investing activities:
Capital expenditures	(7,333)	(7,297)
Proceeds (payments) related to business acquisitions	351	(4,711)
Proceeds form sale of assets	1,542	—
Other investing activities, net	(391)	(432)
Net cash used in investing activities	(5,831)	(12,440)

Cash flows from financing activities:
Dividends paid	(9,834)	(8,826)
Payments for shares repurchased	(10,825)	—
Payment of acquisition-related contingent liabilities	(735)	(454)
Debt issuance costs paid	(548)	—
Other financing activities, net	(558)	(127)
Net cash used in financing activities	(22,500)	(9,407)

Effect of exchange rate changes on cash	(17)	(17)

Net (decrease) increase in cash and cash equivalents	(4,647)	9,174
Cash and cash equivalents at beginning of period	51,949	52,987
Cash and cash equivalents at end of period	47,302	62,161
Short-term investments	250	250
Cash, cash equivalents and short-term investments	$47,552	$62,411

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Raven Industries Second Quarter 2016 Results
August 20, 2015

RAVEN INDUSTRIES, INC.
SALES AND OPERATING INCOME BY SEGMENT
(Dollars in thousands) (Unaudited)

	Three Months Ended July 31,			Six Months Ended July 31,
	2015	2014	Fav (Un) Change	2015	2014	Fav (Un) Change
Net sales
Applied Technology	$20,411	$36,247	(43.7)%	$52,821	$82,535	(36.0)%
Engineered Films	35,789	42,299	(15.4)%	67,110	84,506	(20.6)%
Aerostar	11,328	19,257	(41.2)%	17,882	36,922	(51.6)%
Intersegment eliminations	(10)	(3,318)		(22)	(6,968)
Total Company	$67,518	$94,485	(28.5)%	$137,791	$196,995	(30.1)%

Operating income (loss)
Applied Technology	$4,041	$8,829	(54.2)%	$12,782	$24,685	(48.2)%
Engineered Films	5,365	5,816	(7.8)%	9,836	11,679	(15.8)%
Aerostar	1,314	1,628	(19.3)%	461	1,639	(71.9)%
Intersegment eliminations	25	(82)		84	(20)
Total segment income	$10,745	$16,191	(33.6)%	$23,163	$37,983
Corporate expenses	(4,316)	(5,495)	21.5%	(9,520)	(10,755)	11.5%
Total Company	$6,429	$10,696	(39.9)%	$13,643	$27,228	(49.9)%

Operating income percentages
Applied Technology	19.8%	24.4%	(460bps)	24.2%	29.9%	(570bps)
Engineered Films	15.0%	13.7%	130bps	14.7%	13.8%	90bps
Aerostar	11.6%	8.5%	310bps	2.6%	4.4%	(180bps)
Total Company	9.5%	11.3%	(180bps)	9.9%	13.8%	(390bps)

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Raven Industries Second Quarter 2016 Results
August 20, 2015

RAVEN INDUSTRIES, INC.
ADJUSTED SALES REGULATION G RECONCILIATION[1]
(Dollars in thousands) (Unaudited)

	Three Months Ended July 31,			Six Months Ended July 31,
			Fav (Un)			Fav (Un)
	2015	2014	Change	2015	2014	Change
Applied Technology
Reported net sales	$20,411	$36,247	(43.7)%	$52,821	$82,535	(36.0)%
Less: Contract manufacturing sales	(1)	1,267	(100.1)%	546	2,782	(80.4)%
Applied Technology net sales, excluding contract manufacturing sales	$20,412	$34,980	(41.6)%	$52,275	$79,753	(34.5)%

Aerostar
Reported net sales	$11,328	$19,257	(41.2)%	$17,882	$36,922	(51.6)%
Less: Contract manufacturing sales	1,529	7,817	(80.4)%	3,084	16,034	(80.8)%
Aerostar net sales, excluding contract manufacturing sales	$9,799	$11,440	(14.3)%	$14,798	$20,888	(29.2)%

Consolidated Raven
Reported net sales	$67,518	$94,485	(28.5)%	$137,791	$196,995	(30.1)%
Less: Contract manufacturing sales	1,528	9,084	(83.2)%	3,630	18,816	(80.7)%
Plus: Aerostar sales to Applied Technology	—	2,967	(100.0)%	—	6,353	(100.0)%
Consolidated net sales, excluding contract manufacturing sales	$65,990	$88,368	(25.3)%	$134,161	$184,532	(27.3)%

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Raven Industries Second Quarter 2016 Results
August 20, 2015

RAVEN INDUSTRIES, INC.
EBITDA REGULATION G RECONCILIATION[3]
(Dollars in thousands) (Unaudited)

	Three Months Ended July 31,			Six Months Ended July 31,
			Fav (Un)			Fav (Un)
Segments	2015	2014	Change	2015	2014	Change
Applied Technology
Reported operating income	$4,041	$8,829	(54.2)%	$12,782	$24,685	(48.2)%
Plus: Depreciation and amortization	1,116	1,445	(22.8)%	2,244	2,786	(19.5)%
ATD EBITDA	$5,157	$10,274	(49.8)%	$15,026	$27,471	(45.3)%
ATD EBITDA % of Net Sales	25.3%	28.3%		28.4%	33.3%

Engineered Films
Reported operating income	$5,365	$5,816	(7.8)%	$9,836	$11,679	(15.8)%
Plus: Depreciation and amortization	1,944	1,372	41.7%	3,820	2,738	39.5%
EFD EBITDA	$7,309	$7,188	1.7%	$13,656	$14,417	(5.3)%
EFD EBITDA % of Net Sales	20.4%	17.0%		20.3%	17.1%

Aerostar
Reported operating income	$1,314	$1,628	(19.3)%	$461	$1,639	(71.9)%
Plus: Depreciation and amortization	923	858	7.6%	1,824	1,686	8.2%
Aerostar EBITDA	$2,237	$2,486	(10.0)%	$2,285	$3,325	(31.3)%
Aerostar EBITDA % of Net Sales	19.7%	12.9%		12.8%	9.0%

Consolidated Raven
EBITDA	$10,619	$14,864	(28.6)%	$22,144	$35,430	(37.5)%
Income taxes	1,942	2,890		4,251	8,309
Interest expense (income), net	67	(3)		65	(9)
Depreciation and amortization	4,419	4,258		8,782	8,373
Net Income	$4,191	$7,719	(45.7)%	$9,046	$18,757	(51.8)%
EBITDA % of Net Sales	15.7%	15.7%		16.1%	18.0%

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